Exhibit 5.1

February 8, 2021

Staffing 360 Solutions, Inc.

641 Lexington Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Staffing 360 Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (Registration No. 333-252059), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 12, 2021, as thereafter amended or supplemented (the “Registration Statement”). The Registration Statement relates to the registration of the proposed offer and sale of (i) up to an aggregate of 21,855,280 shares (the “Shares”) of common stock of the Company, par value $0.00001 per share (the “Common Stock”) and (ii) pre-funded warrants (the “Pre-funded Warrants”), to purchase up to 21,855,280 shares of Common Stock (the “Pre-funded Warrant Shares”). The Shares, Pre-Funded Warrants, and the Pre-funded Warrant Shares are collectively referred to as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended and/or restated as of the date hereof (the “Company Charter Documents”); (ii) certain resolutions of the Board of Directors of the Company (the “Board”) related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) the form of securities purchase agreement to be entered into by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”); (v) a certificate executed by an officer of the Company, dated as of the date hereof, and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

We have also assumed that, at the time of the issuance of the Pre-Funded Warrant Shares: (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the resolutions of the Board referred to above will not have been modified or rescinded and (iii) there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance upon exercise of the Pre-funded Warrants.

The opinion expressed herein is limited to the Delaware General Corporation Law. We have not considered, and express no opinion, as to the laws of any other state or jurisdiction.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto and the Shares have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto and the Pre-funded Warrants have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Pre-funded Warrants will be valid and legally binding obligations of the Company.

3.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto, the Pre-funded Warrants have been duly executed by the Company and delivered to and paid for by the investors pursuant to the terms of the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Pre-funded Warrant Shares will have been duly authorized, and if, as and when issued in accordance with the terms of the Pre-funded Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein as to the validity and legally binding obligation of the Pre-Funded Warrants are subject to and qualified and limited (i) by applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (iii) by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

Haynes and Boone, LLP